Exhibit 99.1

Date:	January 29, 2014
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FISCAL FIRST QUARTER 2014 FINANCIAL RESULTS

Stroudsburg, Pennsylvania, January 29, 2014 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding Company for ESSA Bank & Trust, a $1.4 billion asset institution providing full service retail and commercial banking, financial and investment services, today announced results for fiscal first quarter, 2014. The Company reported net income of $2.0 million, or $0.18 per diluted share, for the three months ended December 31, 2013, compared with net income of $2.9 million, or $0.24 per diluted share, for the three months ended December 31, 2012.

Results for the quarter ended December 31, 2013 reflect a decline in the accretion of the fair market adjustments that resulted from the Company’s acquisition of First Star Bancorp to $630,000 from $1.5 million for the comparable 2012 period. In addition, the Company did not sell any loans during the 2013 period compared to a $334,000 gain from loan sales during the comparable 2012 period. The quarter ended December 31, 2013 also included $258,000 in merger related costs associated with the previously announced proposed merger between the Company and Franklin Security Bancorp.

Gary S. Olson, President and CEO, commented: “Core results continued to reflect the traction we are building in commercial lending and deposits, expanded banking relationships with retail and business customers, and meaningful efficiencies from the infrastructure we put in place. We have continued to grow the ESSA franchise through leveraging the capabilities and efficiencies of our existing banking network, and through strategic acquisitions to provide access to new markets and expand ESSA’s presence in our served markets.

“During the quarter, we announced the planned acquisition of Franklin Security Bancorp, which would open new markets for us in the Scranton and Wilkes-Barre metropolitan areas and would be immediately accretive to earnings. We recently completed a branch facility, loan and deposit acquisition in Monroe County, adding an attractive facility and enabling us to consolidate two existing locations into this new branch. We are very pleased with the results from expanded operations in the Lehigh Valley, and we anticipate ESSA’s long-term performance will demonstrate positive results from our numerous initiatives.”

Income Statement Review

As noted, net income in first quarter 2014 reflected the impact of fair value adjustments to acquired First Star loans. Net interest income decreased $1.2 million, or 11.5%, to $9.5 million for the three months ended December 31, 2013, from $10.7 million for the comparable period in 2012. The change primarily reflected a decrease in the Company’s interest rate spread to 2.88% for the three months ended December 31, 2013, from 3.14% for the comparable period in 2012 and a decrease in the Company’s average net earning assets of $2.7 million.

Net interest margin was 2.98% for the three months ended December 31, 2013 compared to a net interest margin of 3.26% for the comparable period in 2012. For purposes of consecutive quarter comparison, net interest income for the quarter ended September 30, 2013 was $9.4 million. The Company’s net interest rate spread was 2.83% and the net interest margin was 2.92% for the September, 2013 quarter.

Interest income for the three months ended December 31, 2013 included approximately $89,000 of net accretion of fair market value adjustments for credit and yield applied to First Star loans at the acquisition closing date of July 31, 2012 compared to $424,000 for the comparable 2012 period. In addition, interest income in the fiscal first quarter, 2014 included approximately $541,000 of the recapture of fair value adjustments to loans acquired as part of the First Star acquisition that were either fully or partially repaid during the quarter, compared to $973,000 of similar repayments for the comparable 2012 period.

The Company lowered interest expense 16.7% to $2.7 million in fiscal first quarter 2014, compared with $3.2 million in fiscal first quarter 2013. Total cost of funds on all interest bearing liabilities for the three months ended December 31, 2013 was 0.95% compared with 1.11% for the same period in 2012. Total cost of funds on all interest bearing liabilities for the three months ended September 30, 2013 was 0.99%.

The provision for loan losses decreased to $750,000 for the three months ended December 31, 2013, compared with $1.0 million for the three months ended December 31, 2012. Net loan charge-offs in fiscal first quarter 2014 were $445,000 compared to $746,000 in fiscal first quarter 2013.

Noninterest income decreased 19.7% to $1.6 million for the three months ended December 31, 2013, compared with the three months ended December 31, 2012, primarily reflecting a decrease in the gains on sale of loans of $334,000 and decreased gain on sale of investments of $30,000.

“ESSA remains cautious with respect to its mortgage origination business,” noted Olson. “However, with the slowing of mortgage refinancing activity and an uptick in rates, we decided last year to return to our historical practice of retaining originated mortgages and building our loan portfolio.”

Noninterest expense was $7.7 million for the three months ended December 31, 2013 compared with $7.5 million for the comparable period in 2012. Noninterest expense for the 2013 period included $258,000 of merger related costs related to the Company’s previously announced proposed merger with Franklin Security Bancorp. The Company also had a gain on foreclosed real estate of $226,000 in the comparable 2012 period compared to a loss of $42,000 for the quarter ended December 31, 2013. Olson noted that the consolidation of two ESSA branches into the newly acquired Monroe County location is expected to have a positive impact on noninterest expense in future periods.

Balance Sheet, Asset Quality and Capital Adequacy

Total assets decreased $17.1 million, or 1.25%, to $1.36 billion at December 31, 2013, compared to $1.37 billion at September 30, 2013. Decreases in cash and cash equivalents of $11.8 million and loans receivable of $5.9 million, compared to September 30, 2013, accounted for the majority of the decrease.

Total deposits decreased $44.7 million, or 4.29%, to $996.4 million at December 31, 2013, from $1.04 billion at September 30, 2013. Included in the deposit decrease was a decrease of $32.5 million in brokered certificates of deposit. During the same period, borrowings increased $26.5 million. Olson explained that in fiscal first quarter 2014, FHLB borrowings were attractively priced compared to brokered certificates.

Nonperforming assets totaled $26.8 million, or 1.98%, of total assets at December 31, 2013, compared with $26.0 million, or 1.89%, of total assets at September 30, 2013. The increase in nonperforming assets of $900,000 at December 31, 2013 compared to September 30, 2013 was due primarily to the addition of a $1.7 million commercial real estate loan.

Olson commented, “Overall asset quality continues to trend positively, and while we continue our work to reduce non-performing assets, we have been pleased with the stability and quality of ESSA’s loan portfolio.”

The Company recorded a provision for loan losses of $750,000 for the three-month period ended December 31, 2013, compared with a provision of $1.0 million for the comparable period in 2012. The allowance for loan losses was $8.4 million, or 0.90%, of loans outstanding at December 31, 2013, compared to $8.1 million, or 0.86%, of loans outstanding at September 30, 2013.

The Bank continued to demonstrate financial strength, with a tier 1 leverage ratio of 11.46%, exceeding accepted regulatory standards for a well-capitalized institution. The Company also maintains a tangible equity to total assets ratio of 11.24%.

Stockholders’ equity increased $103,000 to $166.5 million at December 31, 2013, from $166.4 million at September 30, 2013. For the three months ended December 31, 2013, the Company repurchased 17,600 shares at an average cost of $11.14 per share. Tangible book value per share at December 31, 2013 increased to $13.04 compared with $12.99 at December 31, 2012.

The Company’s return on average assets and return on average equity , respectively, were 0.59% and 4.77%, compared with 0.82% and 6.49%, in the corresponding period of fiscal 2012, the year-over-year comparisons partially reflecting the previously referenced changes in fair valuation adjustments. Return on average assets and return on average equity, respectively, were 0.59% and 4.95% for the quarter ended September 30, 2013.

Olson concluded, “We are building a franchise with the size and scale to leverage our strengths and comfortably manage regulatory expenses, capital requirements, while fully serving the financial needs of a larger market area. We are maintaining the tradition of providing customers with the highest level of personal service, attention and professionalism. And we remain committed to our tradition of growing shareholder value.”

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.3 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 25 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, and financial advisory and asset management capabilities. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2013	September 30, 2013
	(dollars in thousands)
ASSETS
Cash and due from banks	$11,293	$22,393
Interest-bearing deposits with other institutions	3,524	4,255

Total cash and cash equivalents	14,817	26,648
Certificates of deposit	1,767	1,767
Investment securities available for sale	315,829	315,622
Loans receivable (net of allowance for loan losses of $8,369 and $8,064)	922,286	928,230
Regulatory stock, at cost	10,024	9,415
Premises and equipment, net	15,542	15,747
Bank-owned life insurance	29,025	28,797
Foreclosed real estate	2,618	2,111
Intangible assets, net	2,229	2,466
Goodwill	8,817	8,817
Deferred income taxes	12,024	11,183
Other assets	20,218	21,512

TOTAL ASSETS	$1,355,196	$1,372,315

LIABILITIES
Deposits	$996,391	$1,041,059
Short-term borrowings	33,000	23,000
Other borrowings	145,760	129,260
Advances by borrowers for taxes and insurance	7,360	4,962
Other liabilities	6,136	7,588

TOTAL LIABILITIES	1,188,647	1,205,869

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,506	182,440
Unallocated common stock held by the Employee Stock Ownership Plan	(10,419)	(10,532)
Retained earnings	73,169	71,709
Treasury stock, at cost	(76,313)	(76,117)
Accumulated other comprehensive loss	(2,575)	(1,235)

TOTAL STOCKHOLDERS’ EQUITY	166,549	166,446

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,355,196	$1,372,315

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended December 31
	2013	2012
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$10,523	$12,237
Investment securities:
Taxable	1,527	1,630
Exempt from federal income tax	73	54
Other investment income	59	29

Total interest income	12,182	13,950

INTEREST EXPENSE
Deposits	1,988	1,971
Short-term borrowings	23	36
Other borrowings	680	1,224

Total interest expense	2,691	3,231

NET INTEREST INCOME	9,491	10,719
Provision for loan losses	750	1,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,741	9,719

NONINTEREST INCOME
Service fees on deposit accounts	792	807
Services charges and fees on loans	185	229
Trust and investment fees	211	215
Gain on sale of investments, net	—	30
Gain on sale of loans, net	—	334
Earnings on Bank-owned life insurance	229	226
Insurance commissions	193	175
Other	17	10

Total noninterest income	1,627	2,026

NONINTEREST EXPENSE
Compensation and employee benefits	4,308	4,556
Occupancy and equipment	918	949
Professional fees	409	312
Data processing	680	663
Advertising	106	110
Federal Deposit Insurance Corporation Premiums	229	185
Loss (Gain) on foreclosed real estate	42	(226)
Merger related costs	258	—
Amortization of intangible assets	237	250
Other	561	706

Total noninterest expense	7,748	7,505

Income before income taxes	2,620	4,240
Income taxes	616	1,361

Net Income	$2,004	$2,879

	For the Three Months Ended December 31,
	2013	2012
Earnings per share:
Basic	$0.18	$0.24
Diluted	$0.18	$0.24

	For the Three Months Ended December 31,
	2013	2012
	(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,361,034	$1,398,734
Total interest-earning assets	1,264,918	1,304,096
Total interest-bearing liabilities	1,120,576	1,157,020
Total stockholders’ equity	168,058	177,337

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,890,156	12,088,125
Average shares outstanding - diluted	10,906,229	12,088,125
Book value shares	11,927,964	13,191,008

Net interest rate spread	2.88%	3.14%
Net interest margin	2.98%	3.26%